Exhibit 10.32

ASSIGNMENT, CONSENT TO ASSIGNMENT, AND SECOND AMENDMENT TO

STANDARD MULTI-LESSEE OFFICE LEASE - NET

This ASSIGNMENT, CONSENT TO ASSIGNMENT, AND SECOND AMENDMENT TO STANDARD MULTI-LESSEE OFFICE LEASE - NET (“Second Amendment”) is made and entered into as of November 21, 2016, by and between HCP TORREY PINES, LLC, a Delaware limited liability company (“Lessor”), DERMTECH INTERNATIONAL, a California corporation (“Original Lessee”), and DERMTECH, INC., a Delaware corporation (“Lessee”). Lessor, Original Lessee and Lessee are collectively referred to herein as the “Parties.”

R E C I T A L S :

A.         Lessor (as successor-in-interest to AG/Touchstone TP, LLC, a Delaware limited liability company) and Lessee are parties to that certain Standard Multi-Lessee Office Lease-Net dated January 25, 2013 (the “Original Lease”), as amended by that certain Addendum to Lease dated January 25, 2013 (the “Addendum”), as further amended by that certain First Amendment to Standard Rental Lease, Storage Lease and Signage Lease to Expand and Extend Term dated January 30, 2014 (the “First Amendment,” and together with the Original Lease and Addendum, collectively, the “Lease”), whereby Lessor leases to Lessee, and Lessee leased from Lessor, that certain 9,589 rentable square feet of space commonly known as Suites 100 and 130 (collectively, the “Premises”) and located on the first (1st) floor of that certain building located at 11099 North Torrey Pines Road, San Diego, California (the “Building”).

B.         Lessor (as successor-in-interest to AG/Touchstone TP, LLC, a Delaware limited liability company) and Original Lessee are parties to that certain Signage Lease dated April 15, 2013 (the “Signage Lease”).

C.         Original Lessee desires to assign its right, title and interest in, to and under the Lease and the Signage Lease to Lessee, and Lessee desires to accept such assignment (the “Assignment”), and Original Lessee and Lessee desire to obtain Lessor’s consent thereto. Lessor is willing to consent to the Assignment upon and subject to all of the terms and conditions hereinafter set forth.

D.         The Parties also desire to extend the term of the Lease and the Signage Lease and to otherwise amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2.         Assignment of Lease. Effective as of the date of this Second Amendment (the “Assignment Date”) Original Lessee shall assign to Lessee all of its right, title and interest in, to and under the Lease and the Signage Lease (including all of Original Lessee’s right, title, and interest in and to any prepaid Rent as paid by Original Lessee pursuant to the Lease), and Lessee hereby agrees to accept the Assignment, assume all of Original Lessee’s obligations under the Lease, and be bound by all of the provisions thereof and to perform all of the obligations of the lessee thereunder from and after the Assignment Date. Notwithstanding the Assignment or Lessor’s consent thereto, Original Lessee shall remain fully liable for the performance of all obligations of the lessee under the Lease, as amended hereby, which arise and accrue on or before the Assignment Date. Original Lessee and Lessee hereby covenant that each will, at any time and from time to time upon request by the other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Assignment. The terms of this Assignment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors, transferees and assigns.

3.         Lessor Consent to Assignment. Lessor hereby consents to the Assignment on the terms and conditions set forth in Section 2, above. This Second Amendment shall not constitute a consent to any subsequent subletting or assignment and shall not relieve Lessee or any person claiming under or through Lessee of the obligation to obtain the consent of Lessor, pursuant to Section 12.1 of the Original Lease, to any future assignment or sublease. In the event of any default of Lessee under the Lease, as amended hereby, Lessor may proceed directly against Lessee, any guarantors or anyone else liable under the Lease without first exhausting Lessor’s remedies against any other person or entity liable thereon to Lessor.

4.        Second Extended Term. The Lease is currently scheduled to expire on January 31, 2017. Notwithstanding the foregoing, Lessor and Lessee hereby agree to extend the term of the Lease by five (5) years and two (2) months (the “Second Extended Term”), to March 31, 2022. The respective term of the Signage Lease is hereby extended to be coterminous with the Second Extended Term, unless sooner terminated pursuant to its terms.

5.         Condition of Premises. Except as expressly set forth in the Work Letter attached hereto as Exhibit A (the “Work Letter”), Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Lessee shall continue to accept the Premises in its presently existing, “as-is” condition. For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Lessor hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or Lessee from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or Lessee, if requested by the lessee or Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Lessor and Lessee hereby agree as follows: (a) any CASp inspection requested by Lessee shall be conducted, at Lessee’s sole cost and expense, by a CASp approved in advance by Lessor; and (b) subject to Section 1 of the Work Letter, Lessee, at its cost, shall be responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards as disclosed by the CASp inspection; and, if anything done by or for Lessee in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards as disclosed by the CASp inspection, then Lessee shall, at Lessor’s option, either perform such repairs at Lessee’s sole cost and expense or reimburse Lessor upon demand, for the cost to Lessor of performing such repairs.

6.             Rent.

6.1.     Base Rent. Prior to the Second Extended Term, Lessee shall continue to pay Base Rent for the Premises in accordance with the terms of the Lease. Commencing on February 1, 2017, and continuing throughout the Second Extended Term, Lessee shall pay to Lessor monthly installments of Base Rent for the Premises as follows.

Period During Second Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot

February 1, 2017 – January 31, 2018	$379,724.40	$31,643.70	$3.30

February 1, 2018 – January 31, 2019	$391,116.12	$32,593.01	$3.40

February 1, 2019 – January 31, 2020	$402,849.60	$33,570.80	$3.50

February 1, 2020 – January 31, 2021	$414,935.04	$34,577.92	$3.61

February 1, 2021 – January 31, 2022	$427,383.12	$35,615.26	$3.71

February 1, 2022 – March 31, 2022	$440,204.64	$36,683.72	$3.83

6.2.     Additional Rent. During the Second Extended Term, Lessee shall continue to pay Lessee’s Share of Operating Expenses and all other amounts associated with Lessee’s use of the Premises in accordance with the terms of the Lease.

6.3.         Base Rent Abatement. Provided that Lessee is not then in default of the Lease (as hereby amended), then during the twelfth (12th) month of the Second Extended Term (the “Rent Abatement Period”), Lessee shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Base Rent Abatement”). Lessor and Lessee acknowledge that the amount of the Base Rent Abatement equals $31,643.70. Lessee acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Lessee as additional consideration for entering into this Second Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If Lessee shall be in default under the Lease (as hereby amended) at any time prior to the expiration of the Rent Abatement Period and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of a Lessor default or an event casualty or condemnation, then, in addition to any other remedies Lessor may have under the Lease (as hereby amended), the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Second Extended Term and Lessee shall be required to pay Base Rent for the Premises in full during the Rent Abatement Period.

6.4.         Additional Base Rent Abatement. In the event that Lessee notifies Lessor that Lessee has received at least Five Million and No/100 Dollars ($5,000,000.00) in additional equity capital at any time after the mutual execution of this Second Amendment, and such notification includes proof of such additional funding reasonably acceptable to Lessor (e.g., bank and/or investment account statements; provided that such accounts shall not include any cash deposits held by Lessee which are a subterfuge by Lessee in order to satisfy this condition), then Lessee shall not be obligated to pay any Base Rent otherwise attributable to the Premises during a one (1) month period (the “Additional Rent Abatement Period”) selected by Lessor within the twelve (12) month period following the delivery of evidence of such funding commitments to Lessor (the “Additional Base Rent Abatement”). If Base Rent is to be abated pursuant to the terms of this Section 6.4 and prior to the expiration of the Additional Rent Abatement Period Lessee shall be in default under the Lease (as hereby amended), and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of a Lessor default or an event casualty or condemnation, then, in addition to any other remedies Lessor may have under the Lease (as hereby amended), the dollar amount of the unapplied portion of the Additional Base Rent Abatement as of the date of such default or termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Second Extended Term and Lessee shall be required to pay Base Rent for the Premises in full during the Additional Rent Abatement Period.

7.         Broker. Lessor and Lessee hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc., representing Lessor, and Hughes Marino, representing Lessee (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this section shall survive the expiration or earlier termination of this Second Amendment.

8.        Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Lessor pursuant to the Lease, as amended hereby, shall equal Fifty Thousand and No/100 Dollars ($50,000.00) (the “Increased Security Deposit”). Lessor and Lessee acknowledge that, in accordance with Paragraph 5 of the Original Lease, Original Lessee has previously delivered the sum of Forty Thousand and No/100 Dollars ($40,000.00) (the “Existing Security Deposit”) to Lessor as security for the faithful performance by Original Lessee of the terms, covenants and conditions of the Lease. Concurrently with Lessee’s execution of this Second Amendment, Lessee shall deposit with Lessor an amount equal to Ten Thousand and No/100 Dollars ($10,000.00) to be held by Lessor as a part of the Increased Security Deposit. To the extent that the total amount held by Lessor at any time as security for the Lease, as hereby amended, is less than Fifty Thousand and No/100 Dollars ($50,000.00), Lessee shall pay the difference to Lessor within ten (10) days following Lessee’s receipt of notice thereof from Lessor. Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Lessor may, in addition, claim those sums reasonably necessary to compensate Lessor for any loss or damage caused by Lessee’s default of the Lease, as amended, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

9.        Management Fee. Paragraph 4.2.4 of the Addendum is hereby deleted and replaced with “In lieu of including management costs (i.e., fees paid to third-party managers or Lessor’s direct costs for self-managing the Project) in Operating Expenses and paying Lessee’s Share thereof, commencing on the Commencement Date and continuing through the Term, Lessee shall pay to Lessor monthly on the first day of each calendar month as Additional Rent a separate management fee equal to 3 percent of the then current monthly Base Rent and Lessee’s Share of Operating Expenses not taking into account any abatement of Base Rent pursuant to Sections 6.3 and 6.4, above.”

10.        Confidentiality. Lessor and Lessee acknowledge that the content of the Lease, as amended by this Second Amendment, and any related documents are confidential information. Lessor and Lessee shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Lessor’s and Lessee’s respective financial, legal, and space planning consultants, and shall not make any public announcement, press release or other public disclosure regarding the Lease, as amended by this Second Amendment, without the other party’s consent (provided that the foregoing shall not prohibit Lessor from making disclosures to its shareholders, on earnings calls or other reasonably similar disclosures). Notwithstanding the foregoing, Lessor or Lessee may disclose the terms of this Lease, as amended by this Second Amendment, and any of the other matters described in this Section as follows without violating the confidentiality provision contained in this Section: (i)

such disclosures to existing or prospective lenders, purchasers, title companies, appraisers, and other third persons as may reasonably be necessary in order to conduct its business relating to the Premises and the Building in a commercially reasonable manner; (ii) privileged communications including communications with counsel, accountants, and advisors; (iii) such disclosures as may be necessary or required by any governmental or regulatory authorities; (iv) such disclosures as may be required by law or by subpoena or any other similar court order or discovery request in any civil or criminal; (v) such disclosures as may be reasonably required to enforce the terms of this Lease, as amended by this Second Amendment, or any rights and remedies under this Lease, as amended by this Second Amendment,; and (vi) to the extent that disclosure is mandated by applicable law, the Securities Exchange Commission or the rules of any stock exchange upon which Lessee’s (or Lessee’s parent’s) shares are from time to time traded.

11.        Conflict; No Further Modification. In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment shall prevail. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LESSOR”	“ORIGINAL LESSEE”

HCP TORREY PINES, LLC,	DERMTECH INTERNATIONAL,
a Delaware limited liability company	A California corporation

By: /s/ Jonathan Bergschneider	By: /s/ S. Kemper
Name: Jonathan Bergschneider	Name: S. Kemper
Its: EVP	Its: CFO

“LESSEE”

DERMTECH, INC.,
a Delaware corporation

By: /s/ S. Kemper
Name: S. Kemper
Its: CFO

EXHIBIT A

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “the Amendment” shall mean the relevant portion of the Second Amendment to which this Work Letter is attached as Exhibit A and of which this Work Letter forms a part. All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portion of the Lease. All references in this Work Letter to Articles or Sections of “this Work Letter” shall mean the relevant portion of Articles 1 through 6 of this Work Letter.

ARTICLE 1

IMPROVEMENTS

Lessor has established or may establish specifications for certain Building standard components to be used in the construction of the “Improvements” (as that term is defined below) in the Premises. The quality of the Improvements shall be materially consistent with the quality of such Building standards, provided that Lessor may, at Lessor’s option, require the Improvements to comply with certain Building standards. Lessor may make changes to said specifications for Building standards from time to time, which changes shall only be applicable to the Premises after the completion of the Improvements.

Using Building standard materials, components and finishes, in a good and workmanlike manner, Lessor shall cause the installation and/or construction of the improvements in the Premises (the “Improvements”) pursuant to that certain space plan and basis of design attached to this Second Amendment as Exhibit B (the “Space Plan”). Lessee shall make no changes, additions or modifications to the Improvements or the Space Plan or require the installation of any “Non-Conforming Improvements” (as that term is defined in Article 2 of this Work Letter), without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole discretion if such change or modification would directly or indirectly delay the substantial completion of the Improvements or impose any additional costs (unless Lessee agrees to bear such additional costs). Notwithstanding the foregoing or any contrary provision of this Second Amendment, all Improvements shall be deemed Lessor’s property under the terms of the Lease (as amended) and Lessee shall neither be required to remove the Improvements nor any other Alterations or Utility Installations that are currently within the Premises at the expiration or earlier termination of the Lease. In addition, to the extent that any code compliance upgrades are required in the Premises or Common Areas in order to allow Lessee to obtain a certificate of occupancy, or its legal equivalent, for the Premises for research and development and related laboratory, office, and administrative uses assuming normal and customary office occupancy density, Lessor, at Lessor’s sole cost and expense (i.e., not to be included in Operating Expenses) shall cause the Common Areas and the Premises to comply with applicable building codes and other governmental laws and ordinances, and regulations related to handicap access, which were enacted and enforced as of the date of this Second Amendment.

EXHIBIT A -1-

ARTICLE 2

OTHER IMPROVEMENTS; IMPROVEMENTS CHANGE

As more particularly set forth in Article 1 above and subject to all of the other terms and conditions of this Work Letter, Lessor shall, at Lessor’s sole cost and expense, be responsible for the construction of the Building standard Improvements identified on the Space Plan. Notwithstanding anything to the contrary contained herein including, without limitation, the items identified in the Final Working Drawings (as that term is defined in Section 3.3, below), Lessee shall be responsible for the cost of all items not identified on the Space Plan and/or any items requiring other than Building standard materials, components or finishes (collectively, the “Non-Conforming Improvements”). In the event Lessee desires such Non-Conforming Improvements, Lessee shall deliver written notice (the “Change Notice”) of the same to Lessor, setting forth in detail the Non-Conforming Improvements (the “Improvements Change”). Lessor shall, within five (5) business days following receipt of a Change Notice related to an Improvements Change, either (i) approve the Improvements Change, or (ii) disapprove the Improvements Change. In the event that Improvements Change is approved, and incorporated in the Final Working Drawings or the Improvements, any additional costs which arise in connection with such Improvements Change shall be paid by Lessee to Lessor, in advance, upon Lessor’s request (including but not limited to all costs incurred by Lessor in connection with its review of the Change Notice and any related documents) (all such costs shall collectively be referred to as the “Change Amount”). Any such amounts required to be paid by Lessee shall be disbursed by Lessor prior to any Lessor provided funds for the costs of construction of the Improvements. In the event Lessee fails to pay the Change Amount, then Lessor may, at its option, cease work in the Premises until such time as Lessor receives payment of such portion of the Change Amount.

ARTICLE 3

CONSTRUCTION DRAWINGS

3.1         Selection of Architect/Construction Drawings. To the extent deemed reasonably necessary by Lessor, Lessor shall retain the architect/space planner designated by Lessor (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. To the extent deemed reasonably necessary by Lessor, Lessor shall retain the engineering consultants designated by Lessor (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Lessor’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor’s review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters.

3.2         Intentionally Omitted.

3.3        Final Working Drawings. Within five (5) days following the full execution and delivery of this Lease by Lessor and Lessee, Lessee shall cooperate and coordinate with the Architect and the Engineers in order to allow the Architect and Engineers to complete the

EXHIBIT A -2-

architectural and engineering drawings for the Premises based on the Space Plan, and which drawings shall be consistent with, and a logical extension of, the Space Plan. The final architectural working drawings shall be in a form to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”).

3.4        Permits. The Final Working Drawings shall be approved by Lessor (the “Approved Working Drawings”) within five (5) business days of receipt and prior to the commencement of the construction of the Improvements. Lessor shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, provided that Lessor may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the substantial completion of the Premises, or otherwise materially increase the costs of the Improvements (unless Lessee agrees to bear such increased cost). Any such foregoing cost increases shall also be deemed a component of the Change Amount.

3.5        Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease (as amended) or this Work Letter, Lessor may, in Lessor’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Lessee’s representative identified in Section 6.2 of this Work Letter, or by any of the other means identified in Paragraph 23 of the Addendum.

ARTICLE 4

LESSEE’S AGENTS

4.1         Contractor. A contractor designated by Lessor (“Contractor”) shall construct the Improvements.

4.2         Intentionally Omitted.

4.3         Construction of Improvements by Contractor under the Supervision of Lessor.

4.3.1         Change Amount. Within ten (10) days following a demand therefor from Lessor, Lessee shall deliver to Lessor the amount of the Change Amount. The Change Amount shall be disbursed by Lessor towards the costs of the Improvements, as reasonably determined by Lessor. In the event that any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements at Lessee’s request, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Lessee to Lessor immediately upon Lessor’s request as an addition to the Change Amount. In addition, if any Non-Conforming Improvements shall require alterations in the Base Building (as contrasted with the Improvements), and if Lessor in its sole and exclusive discretion agrees to any such alterations, and notifies Lessee of the need and cost for such alterations, then Lessee shall pay the cost of such required changes in advance upon receipt of notice thereof. Lessee shall pay all direct architectural and/or engineering fees in connection therewith, plus five percent (5%) of such direct

EXHIBIT A -3-

costs for Lessor’s servicing and overhead. In the event that Lessee fails to deliver the Change Amount as provided in this Section 4.3.1, then Lessor may, at its option, cease work in the Premises until such time as Lessor receives payment of the Change Amount.

4.3.2        Lessor’s Retention of Contractor. Lessor shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and Lessor shall supervise the construction by Contractor.

4.3.3        Contractor’s Warranties and Guaranties. Lessor hereby assigns to Lessee all warranties and guaranties by the Contractor relating to the Improvements, and Lessee hereby waives all claims against Lessor relating to or arising out of the design and construction of the Improvements and/or Non-Conforming Improvements.

4.4        Lessee’s Agents. Lessee hereby protects, defends, indemnifies and holds Lessor harmless for any loss, claims, damages or delays arising from the actions of Lessee’s space planner/architect and/or any separate contractors, subcontractors or consultants on the Premises or in the Building.

ARTICLE 5

LESSEE’S OCCUPANCY OF PREMISES DURING CONSTRUCTION

Lessee hereby acknowledges that, notwithstanding Lessee’s occupancy of the Premises during the construction of the Improvements by Lessor, Lessor shall be permitted to construct the Improvements during normal business hours, without any obligation to pay overtime or other premiums. To the extent that, in Lessor’s reasonable opinion, the construction of the Improvements require the temporary relocation or other movement of furniture, fixtures or equipment located in the Premises (the “FF&E”), Lessee shall, upon request by Lessor, temporarily relocate and/or move such FF&E at Lessee’s sole cost and expense. Lessee hereby agrees that the construction of the Improvements shall in no way constitute a constructive eviction of Lessee nor entitle Lessee to any abatement of rent payable pursuant to the Lease. Lessor shall have no responsibility or for any reason be liable to Lessee for any direct or indirect injury to or interference with Lessee’s business arising from the construction of the Improvements, nor shall Lessee be entitled to any compensation or damages from Lessor for loss of the use of the whole or any part of the Premises or of Lessee’s personal property or improvements resulting from the construction of the Improvements or Lessor’s actions in connection with the construction of the Improvements, or for any inconvenience or annoyance occasioned by the construction of the Improvements or Lessor’s actions in connection with the construction of the Improvements; provided however, Lessor hereby agrees to use commercially reasonable efforts to minimize the disruption caused to Lessee by the construction of the Improvements.

ARTICLE 6

MISCELLANEOUS

6.1        Intentionally Omitted.

EXHIBIT A -4-

6.2        Lessee’s Representative. Lessee has designated Steve Kemper as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is skemper@dermtech.com), who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Work Letter.

6.3        Lessor’s Representative. Lessor has designated Jeffrey P. Sobczyk as “Project Manager” (whose e-mail address for the purposes of this Work Letter is [●], who shall be responsible for the implementation of all Improvements to be performed by Lessor in the Premises. With regard to all matters involving such Improvements, Lessee shall communicate with the Project Manager rather than with the Contractor. Lessor shall not be responsible for any statement, representation or agreement made between Lessee and the Contractor or any subcontractor. It is hereby expressly acknowledged by Lessee that such Contractor is not Lessor’s agent and has no authority whatsoever to enter into agreements on Lessor’s behalf or otherwise bind Lessor. The Project Manager will furnish Lessee with notices of substantial completion, cost estimates for above standard Improvements, Lessor’s approvals or disapprovals of all documents to be prepared pursuant to this Work Letter and changes thereto.

6.4        Lessee’s Agents. To the extent necessary to maintain labor harmony, all subcontractors, laborers, materialmen, and suppliers retained directly by Lessee shall all be union labor in compliance with the master labor agreements existing between trade unions and the Southern California Chapter of the Associated General Contractors of America.

6.5        Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee or Lessor is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s or Lessee’s sole option (as the case may be), at the end of such period the item shall automatically be deemed approved or delivered by Lessee or Lessor (as the case may be) and the next succeeding time period shall commence.

6.6        Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease (as amended) or this Work Letter, if any default by Lessee under the Lease (as amended) or this Work Letter (including, without limitation, any failure by Lessee to fund in advance the costs for any Non-Conforming Improvements) occurs, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease (as amended), Lessor shall have the right to cause the cessation of construction of the Improvements (in which case, Lessee shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Lessor under the terms of the Lease (as amended) and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

EXHIBIT A -5-

Exhibit B

Space Plan

Exhibit B -1-

Exhibit B -2-

BASIS OF DESIGN

11099 N. Torrey Pines Road, First Floor – Dermtech

Expansion of Break Room and Remodel of Lab and Office Areas

11/14/2016

Based on floor plan by McFarlane Architects dated 11/9/16.

A.	Existing Conference Room

1.	Demo and remove built in credenza/millwork

2.	Patch and repair drywall at former millwork area, prime and paint

3.	Rubber base, carpet tiles to match existing (alternate to replace carpet tiles throughout new office area)

4.	All furniture, fixtures and equipment to be provided and installed by Tenant.

B.	Existing Office Area

1.

Re-frame office opening, relocate door, repair replace ceiling grid as necessary and provide replacement tiles by Armstrong or equivalent for any ceiling tiles damaged during construction. New grid height wall to accommodate expanded break room and new dimension of office, rubber base, carpet tiles to match existing (add alternate to replace carpet tiles throughout new office area), existing light fixtures to be re-switched and relocated as necessary.

2.	All furniture, fixtures and equipment to be provided and installed by Tenant.

C.	New Break Room

1.	Remove existing flooring, sink and millwork and relocate plumbing per plan.

2.

Install VCT tile flooring and rubber base (Armstrong or equivalent), plastic laminate upper and lower cabinets with solid surface countertops, stainless steel double-basin sink with single faucet, space in millwork to accommodate refrigerator and dishwasher including plumbing.

3.

Removal of existing storefront windows at new breakroom location and installation of new sliding/stacking door system at location more specifically defined on approved floor plans. Patch and repair patio tile as required; match existing.

4.

Frame, drywall, prime and paint over any exposed exterior finishes within footprint of new breakroom area only. New interior ceiling area will receive ceiling grid and tile to match existing. Relocate sprinkler drops as needed.

5.	Refrigerator provided by Tenant, dishwasher provided by Tenant. Both installed by Landlord as part of the Landlord scope.

D.	Patio Door

1.	Cut in and supply new exterior storefront door assembly at location noted on approved plans.

2.	Patch and repair patio tile as required; match existing

E.	Existing restrooms and adjacent hallway

1.

Re-frame new restroom opening, relocate door, repair, patch, prime and paint drywall at affected areas. Reframe and refinish ceiling as required at new restroom door area. Relocate sprinkler drops as needed.

2.	Relocate existing restroom signage and fixtures as required to accommodate new door location.

Exhibit B -3-

F.	Laboratory

1.	Relocate emergency shower (location within lab TBD by Tenant) and repair ceiling tile at affected area with matching office spec.

2.	Relocate existing Tenant refrigerators within existing Dermtech space (location TBD) and relocate existing emergency power accordingly (location TBD by Tenant).

3.	Demolish existing north wall and install new grid-height finished wall at location noted on approved floor plans.

4.	Supply new door, frame and hardware at location noted on approved plans. Match existing office spec.

5.	At locations of demolition patch and repair existing VCT, ceiling grid and tiles with matching or complimentary spec (Armstrong or equivalent). Match existing office spec.

6.	Relocate existing lab casework according to approved floor plan, replacing existing countertops with new (Chemsurf laminate or equivalent).

7.	Install convenience power at former lab refrigerator location; coordinate outlet locations with relocated lab casework and Tenant.

MEP GUIDELINES:

•	Must adhere to base building Standards and Basis of Design. Tenant select from Landlord’s base Standards and colors.

EXCLUSIONS:

•	New Title 24 Fixtures or Controls (unless code required). If code required at Landlord’s sole cost.
•	AV/IT racks and cabling
•	TVs, projectors/projection screens
•	Window coverings unless otherwise noted
•	Furniture, including file cabinets
•	Security System
•	Communication System
•	UPS System
•	DAS System
•	Tenant FF&E
•	Ceiling service panels and specialty gas outlets/piping/gas manifolds unless otherwise noted
•	Nitrogen sources and piping
¡	Ice Makers
¡	Incubators
•	Signage, other than code required

Exhibit B -4-